UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  December 15, 2010
(Date of earliest event reported)

Banyan Rail Services Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-9043 (Commission File Number)	36-3361229 (I.R.S. Employer Identification No.)

2255 Glades Road, Suite 342-W, Boca Raton, Florida (Address of principal executive offices)	33431 (Zip Code)

561-443-5300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.       Unregistered Sales of Equity Securities.

On November 30, 2010, Banyan Rail Services Inc. (the “Company”) issued a total of 400 shares of Series A Preferred Stock to three private investors for $100 a share, or $40,000 in total. On November 12, 2010, the Company issued 1,500 shares of its Series B Preferred Stock to Patriot Rail Services, Inc. (“Patriot Rail”) for $100 a share or $150,000 in total. Gary O. Marino, the Company’s chairman and chief executive officer, is the president of Patriot Rail and a significant stockholder of Patriot Rail’s parent company. On December 15, 2010, the Company issued an additional 2,000 shares of Series B Preferred Stock to Patriot Rail on the same terms. The proceeds from the sale of the preferred shares were used for working capital purposes.

The issuance price of the Series A Preferred Stock is $100 a share and it is convertible by the holder at any time into the Company’s common stock at a price of $2.00 per share of common stock, subject to adjustment for stock dividends, stock splits and reorganizations. The issuance price of the Series B Preferred Stock is $100 a share and it is convertible by the holder at any time after certain events (the dates of which cannot presently be determined) have occurred or October 15, 2013, into the Company’s common stock at a price of $2.25 per share of common stock, subject to adjustment for stock dividends, stock splits and reorganizations. At that time the Company may also elect to convert or redeem the Series B Preferred Stock.

The issuances of the preferred shares were made in reliance on Section 4(2) of the Securities Act of 1933 for the offer and sale of securities not involving a public offering and Rule 506 of Regulation D of the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Banyan Rail Services Inc.

By:/s/ Larry Forman
Name: Larry Forman Title: Chief Financial Officer

Dated:  December 21, 2010